SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Ovintiv Inc.

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The press release attached as Exhibit 1 hereto may be provided to stockholders of Ovintiv Inc.

news release

OvintivTM Reiterates Disciplined Strategy and Focus on Value Creation

DENVER, January 26, 2021 – Ovintiv Inc. (NYSE, TSX: OVV) today issued the following statement:

Ovintiv has received Kimmeridge’s notice of its intent to nominate three director candidates to stand for election to our Board of Directors. We welcome discussions with all shareholders and have a history of open dialogue with all shareholders, including Kimmeridge. Our Corporate Responsibility and Governance Committee will carefully review the nominations.

Ovintiv’s Board and management team have a track record of taking decisive actions to drive value for shareholders and stakeholders. Our priorities today are clear: reduce debt, maintain the scale of our business, relentlessly pursue efficiencies, drive down emissions and return cash to shareholders. Our rigorous approach to capital allocation ensures free cash flow generation and the creation of value through the cycle.

We have made significant changes to our Board since 2019, including adding three new directors, appointing a new independent chairman, and realigning our committee composition to more closely align with each element of our ESG strategy. Our compensation program is dynamic and aligned with shareholder feedback, financial and operating outcomes, and equity performance and we have added emissions-related performance targets tied to the 2021 compensation program for the entirety of the organization.

We conduct comprehensive annual outreach to shareholders where members of our Board speak directly with investors. In 2020 we solicited feedback from approximately two-thirds of our ownership, including Kimmeridge. We are, as always, open-minded to any and all ideas that advance our objective of creating value and remain committed to acting in the best interest of all shareholders.

About Ovintiv Inc.

Ovintiv is one of the largest independent producers of crude oil, condensate and natural gas in North America. The Company is committed to preserving its financial strength, maximizing profitability through disciplined capital investments and operational efficiencies and returning capital to shareholders. A talented team, in combination with a culture of innovation and efficiency, fuels our economic performance, increases shareholder value and strengthens our commitment to sustainability in the communities where we live and work. To learn more, visit: www.ovintiv.com

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains certain forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. FLS include: debt reduction and capital investment scenarios, associated production, targeted efficiencies and emission reduction objectives and other statements that refer to a future event or objective. FLS involve assumptions, risks and uncertainties that may cause such statements not to occur or results to differ materially. These assumptions include: future commodity prices and differentials and expectations and projections made in light of the Company’s historical experience. Risks and uncertainties include: commodity price volatility; business interruption, property and casualty losses or unexpected technical difficulties; counterparty and credit risk; ability to generate sufficient cash flow to meet obligations; impact of changes in credit rating; and other risks and uncertainties as described in the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q and as described from time to time in its other periodic filings as filed on EDGAR and SEDAR. Although the Company believes such FLS are reasonable, there can be no assurance they will prove to be correct. The above assumptions, risks and uncertainties are not exhaustive. FLS are made as of the date hereof and, except as required by law, the Company undertakes no obligation to update or revise any FLS.

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SOLICITATION OF PROXIES – Ovintiv intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) and Canadian securities regulatory authorities in connection with its solicitation of proxies for its 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”). OVINTIV STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by Ovintiv with the SEC without charge from the SEC’s website at www.sec.gov and Canadian securities regulatory authorities at www.sedar.com.

Certain Information Regarding Participants

Ovintiv, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from Ovintiv’s stockholders in connection with the matters to be considered at the 2021 Annual Meeting. Information regarding the ownership of Ovintiv’s directors and executive officers in Ovintiv common stock is included in their SEC filings on Forms 3, 4, and 5, which can be found through the SEC’s website at www.sec.gov. Information can also be found in Ovintiv’s other SEC filings. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (281) 210-5253

SOURCE: Ovintiv Inc.

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